SCHEDULE 14C INFORMATION

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Pacific Select Fund

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PACIFIC SELECT FUND
EQUITY INDEX PORTFOLIO & SMALL-CAP INDEX PORTFOLIO
INFORMATION STATEMENT DATED DECEMBER 14, 2006
This statement provides information concerning a new portfolio management agreement for the Equity Index Portfolio and the Small-Cap Index Portfolio.
We are not asking you for a proxy and you are requested not to send us a proxy.

I.	Background
We previously advised you, via supplements dated July 17, 2006 and October 9, 2006 to Pacific Select Fund’s (“the Fund”) prospectus, dated May 1, 2006, that the Fund’s Board of Trustees (the “Board”) voted and approved a new Portfolio Management Agreement (“Agreement”) with respect to the Equity Index Portfolio and the Small-Cap Index Portfolio (collectively, the “Portfolios”) due to a transaction between Merrill Lynch & Co., Inc (“Merrill Lynch”) and BlackRock, Inc. (“BlackRock”) resulting in the formation of a new independent company, BlackRock Investment Management, LLC (“BlackRock Investment Management” or “Portfolio Manager”) (the “Transaction”). The Transaction resulted in an assignment under the Investment Company Act of 1940, as amended (the “1940 Act”) of the previous portfolio management agreement. As a result, the previous portfolio management agreement was terminated after the Transaction was completed. Under the 1940 Act, an assignment of a portfolio management agreement requires shareholder approval of a new portfolio management agreement; however, under an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on January 13, 1999, Pacific Life can hire, terminate, replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with Pacific Life) without shareholder approval.

II.	Description of the Transaction
In early 2006 Merrill Lynch Investment Managers, L.P. (“MLIM”) agreed to combine Merrill Lynch’s investment management business and certain affiliates operated by MLIM, including the Portfolios’ previous investment portfolio manager, Fund Asset Management, L.P., doing business as Mercury Advisors (“FAM”), with BlackRock to create BlackRock Investment Management. The Transaction closed September 29, 2006. The Transaction resulted in an assignment under the 1940 Act of the previous portfolio management agreement, as amended, by and among the Fund, Pacific Life and FAM with respect to the Portfolios. As a result of the assignment, the previous agreement terminated when the Transaction was complete and thus required consideration of the approval of a new agreement with the same material terms and conditions as the portfolio management agreement previously in effect. Therefore, in connection with this matter, the Board appointed BlackRock Investment Management as Portfolio Manager in accordance with the SEC exemptive order noted above without shareholder approval.
In anticipation of the Transaction, members of the Board met in person on June 20, 2006 (the “Meeting”) and, among other things, considered whether it would be in the best interests of the Portfolios and their shareholders to approve the Agreement.

III.	Board Consideration of the New Portfolio Management Agreement
The Board evaluated the proposed Agreement with BlackRock Investment Management for the Portfolios principally with reference to the factors discussed further below. Additionally, the Board considered among other things that: (i) no changes are expected in the personnel and day-to-day operations of the area responsible for management of the Portfolios; (ii) no changes are expected in the management of the Portfolios; (iii) no changes are expected in the advisory or portfolio management fee schedules; and (iv) Pacific Life recommended that BlackRock Investment Management serve as the new Portfolio Manager to the Portfolios.

In evaluating the Agreement during the Meeting, the Board, including the Independent Trustees, considered the following factors, among others:
      A. Nature, Extent and Quality of Services to be Provided
The Board considered the benefits to shareholders of retaining BlackRock Investment Management, particularly in light of the nature, extent, and quality of the services to be provided. Under the new Agreement, BlackRock Investment Management would be responsible for providing investment management services, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolios. The Board considered the quality of the management services expected to be provided to the Portfolios over both the short- and long-term, the organizational depth and resources of BlackRock Investment Management, including the background and experience of the Portfolio Manager’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to each investment strategy.
Additionally, the Board considered that the Fund’s Chief Compliance Officer will monitor the Portfolio Manager’s compliance program as required under Rule 38a-1, including any material changes to the Portfolio Manager’s compliance program that may result from the Transaction described above, and will report to the Board as necessary. The Board concluded it was satisfied with the nature, extent and quality of the management services to be provided by BlackRock Investment Management.
In making these assessments the Board was aided by the assessments and recommendations of Pacific Life and the materials provided by BlackRock Investment Management. The Board also considered that Pacific Life has historically exercised diligence in monitoring the performance of portfolio managers. The Board was mindful that BlackRock had represented that the nature and quality of the services which BlackRock Investment Management will provide to the Portfolios will not change as a result of the Transaction.
      B. Performance
The Board considered that they had previously reviewed the investment performance of the Portfolios in connection with the renewal of the previous portfolio management agreement in November 2005, as discussed in the Fund’s Annual Report to Shareholders dated December 31, 2005, in addition to regular quarterly review of investment performance of the portfolios.
      C. Portfolio Management Fee
The Board noted that for the Portfolios, the portfolio management fees would remain the same in connection with the Transaction, despite the change in portfolio manager. The Board reviewed the portfolio management fees paid by the Portfolios in November 2005, as discussed in the Fund’s Annual Report to Shareholders dated December 31, 2005.
      D. Profitability to the Portfolio Manager and Other Benefits
The Board considered the estimated profitability of the Agreement to BlackRock Investment Management to the extent practicable based on the financial information provided. The Board considered that it was difficult to accurately determine or evaluate the potential profitability of the Agreement because BlackRock Investment Management and its affiliates manage substantial assets or have multiple business lines and, further, that any such assessment would involve assumptions regarding allocation policies, capital structure, cost of capital, business mix and other factors. The Board gave less weight to profitability considerations and did not view this data as important as other data, given the arms’-length nature of the relationship between Pacific Life and BlackRock Investment Management with respect to the negotiation of portfolio management fees and the fact that the portfolio management fees are paid by Pacific Life. As noted below, the Board concluded that the compensation payable under the Agreement was reasonable.
The Board considered potential benefits to be derived by BlackRock Investment Management from its relationship with the Portfolios and that such benefits were consistent with those generally derived by portfolio managers to mutual funds or were otherwise not unusual.

      E. Economies of Scale
The Board considered the extent to which economies of scale would be realized as assets of the Portfolios grow noting that economies of scale were difficult to measure with precision for a particular portfolio. The Board concluded that at the current time, given the Portfolio’s asset levels, the current fee structure reflected in the agreement was reasonable.
      F. Conclusion
After consideration of these factors, the Board found that: (i) the compensation payable under the Agreement bears a reasonable relationship to the services to be rendered and is fair and reasonable; and (ii) the Agreement is in the best interests of the Portfolios and their shareholders.

IV.	The New Portfolio Management Agreement
The Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolios. BlackRock Investment Management will, subject to the supervision of Pacific Life, provide a continuous investment program for the Portfolios and determine the composition of the assets of the Portfolios, including the determination of the purchase, retention, or sale of securities, cash and other investments in accordance with the Portfolios’ investment objectives, policies and restrictions. BlackRock Investment Management bears the expenses of its own staff for its activities in connection with the services provided under the Agreement. The Portfolios are responsible for their own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. BlackRock Investment Management is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Agreement or by reason of BlackRock Investment Management’s reckless disregard of its obligations and duties under the Agreement. The Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board of Trustees or by the shareholders of the Portfolios and also, in either event, approval of a majority of the Independent Trustees. The Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.
There was no change to the advisory fee paid by the Portfolios to Pacific Life or to the fee paid by Pacific Life to BlackRock Investment Management for portfolio management services in connection with the Transaction. The portfolio management fee paid by Pacific Life to BlackRock Investment Management is at a rate equal on an annual basis to 0.08% of the combined average daily net assets of the Portfolios, with scheduled marginal reductions (break points) at certain average daily net asset levels of the Portfolios as detailed below:
Portfolio Management Fee

Fee	Break Point (assets)

0.08%	On first $100 million
0.04%	On next $100 million
0.02%	On excess
For the period January 1, 2005 through December 31, 2005, the portfolio management fees paid or owed by Pacific Life for the Equity Index Portfolio totaled $445,850 and for the Small-Cap Index Portfolio totaled $291,583. For the fiscal year ended December 31, 2005, the Equity Index and Small-Cap Index Portfolios paid brokerage commissions of $3,512 and $925, respectively, to Merrill Lynch, an affiliated broker. Brokerage commissions to Merrill Lynch represented 8.37% of the Equity Index Portfolio’s, and 1.28% of the Small-Cap Index Portfolio’s, total brokerage commissions for the period January 1, 2005 to December 31, 2005.

Subsequent to the Meeting and the effective date of the Agreement, the advisory fee paid by the Portfolios to Pacific Life and the fee paid by Pacific Life to BlackRock Investment Management was reduced, effective May 1, 2007. Information regarding this reduction and the new fee information will be provided in a separate notice to shareholders.

V.	Information Regarding BlackRock
BlackRock Investment Management, LLC’s address is 800 Scudders Mill Road, Plainsboro, New Jersey 08536. BlackRock Investment Management is an indirect wholly owned subsidiary of BlackRock. On September 29, 2006, BlackRock consummated a transaction with Merrill Lynch & Co., Inc. whereby Merrill Lynch & Co., Inc.’s investment management business combined with that of BlackRock to create a new independent company that is one of the world’s largest asset management firms with over $1 trillion in assets under management as of June 30, 2006. BlackRock Investment Management offers a full range of equity, fixed income, cash management and alternative investment products with strong representation in both retail and institutional channels, in the U.S. and in non-U.S. markets. The combined company has over 4,500 employees in 18 countries and a major presence in most key markets, including the U.S., the U.K., Asia, Australia, the Middle East and Europe.
BlackRock Investment Management acts as investment adviser to the following registered investment companies, which have a similar objective to the Equity Index Portfolio (the following information has been provided by Blackrock Investment Management and has not been confirmed by Pacific Life):

Fund Name	Net Assets(1)	Compensation Rate(1)	Waived/Reduced

BlackRock S&P 500 Index	$1.58 Billion	0.34%	N/A
BlackRock S&P 500 VI Fund	$306.1 Million	0.75%	N/A
S&P Index Fund (Client #1)	$3.1 Billion	0.015% first 500 Million	N/A
		0.01% over 500 Million
S&P Index Fund (Client #2)	$314.4 Million	0.03%	N/A

(1)	Fees and assets under management are as of 9/30/06.

BlackRock Investment Management acts as investment adviser to the following registered investment companies, which have a similar objective to the Small-Cap Index Portfolio (the following information has been provided by Blackrock Investment Management and has not been confirmed by Pacific Life):

Fund Name	Net Assets(1)	Compensation Rate(1)	Waived/Reduced

BlackRock Small Cap Index	$124.6 Million	0.56%	N/A
BlackRock Series Fund: Small Cap Index Fund	$31.7 Million	0.30%	N/A
Small Cap Index Fund (Client #1)	$509.5 Million	0.06% first 100 Million	N/A
		0.05% 100-200 Million
		0.035% over 200 Million

(1)	Fees and assets under management are as of 9/30/06.
The directors and executive officers of BlackRock are: Laurence D. Fink, Chairman, Chief Executive Officer and Director; Keith T. Anderson, Vice Chairman; Steven E. Buller, Managing Director and Chief Financial Officer; Robert P. Connolly, Managing Director and General Counsel; Robert C. Doll, Vice Chairman; Robert Fairbairn, Vice Chairman; Charles S. Hallac, Vice Chairman; S. Kapito, Vice Chairman and Director; Barbara G. Novick, Vice Chairman; Ralph L. Schlosstein, President and Director; Susan L. Wagner, Vice Chairman, Chief Operating Officer. None of these executive officers have a substantial business, profession, vocation or employment other than their positions with Salomon Brothers, its subsidiaries and affiliates. The business address of each above individual is 40 East 52nd Street, New York, NY 10022, (212) 810-5300.
No officer or Trustee of Pacific Select Fund is an officer, director or shareholder of BlackRock Investment Management or BlackRock.

The annual report for the Fund for the fiscal year ended December 31, 2005 has previously been sent to shareholders. That report and any more current semi-annual reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-800-7681
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Internet:	www.PacificLife.com
Pacific Select Fund’s investment adviser and administrator is Pacific Life Insurance Company, 700 Newport Center Drive, Newport Beach, CA 92660.
Pacific Select Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.
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